Exhibit 99.2

December 28, 2018

Futu Holdings Limited

11/F, Bangkok Bank Building

Bonham Strand W, Sheung Wan

Hong Kong S.A.R., People’s Republic of China

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to Futu Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (“Offered ADSs”), each Offered ADS representing certain number of Class A ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Offered ADSs on the NASDAQ Global Market.

A.	Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Operating Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)

All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)

Each of the parties to the Documents, other than the PRC Operating Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Operating Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)

The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)

All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Operating Companies in connection with this legal opinion are true, correct and complete.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

Beijing WFOE	means	Shensi Network Technology (Beijing) Co., Ltd. (慎思网络技术（北京）有限公司)

M&A Rules	means	The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce.

PRC Operating Companies	means	Beijing WFOE, Futu Network Technology (Shenzhen) Co., Ltd. (富途网络科技（深圳）有限公司), Shenzhen Qianhai Fuzhitu Investment Consulting Management Co., Ltd. (深圳市前海富之途投资咨询有限公司), Shenzhen Shidai Futu Consulting Co., Ltd. (深圳市时代富途咨询有限公司), VIE and Beijing Futu Network Technology Co., Ltd. (北京市富途网络科技有限公司)

PRC Laws	means	all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

PRC Material Subsidiaries	means	Beijing WFOE, Futu Network Technology (Shenzhen) Co., Ltd. (富途网络科技（深圳）有限公司), Shenzhen Qianhai Fuzhitu Investment Consulting Management Co., Ltd. (深圳市前海富之途投资咨询有限公司), Shenzhen Shidai Futu Consulting Co., Ltd.(深圳市时代富途咨询有限公司)

VIE	means	Shenzhen Futu Network Technology Co., Ltd. （深圳市富途网络科技有限公司）

VIE Agreements	means	various agreements listed in Schedule I attached hereto.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i) Corporate Structure. The descriptions of the corporate structure and contractual arrangements of the PRC Operating Companies as set forth in the Registration Statement under the captions “Prospectus Summary” and “Corporate History and Structure” are true and accurate in all material respects and nothing has been omitted from such description which would make it misleading in any material respect. The corporate structure of the Company (including the ownership structure of the Company and each of the PRC Operating Companies, individually or in the aggregate), is in compliance with the PRC Laws. Based on our understanding of the PRC Laws, each of the VIE Agreements is legal, valid and binding, and enforceable in accordance with its terms and applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(ii) M&A Rules. Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that (a) Beijing WFOE was established by means of direct investment rather than by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules; (b) no explicit provision in the M&A Rules classifies the respective contractual arrangements among Beijing WFOE, the VIE and their shareholders as a type of acquisition transaction falling under the M&A Rules, (c) the China Securities Regulatory Commission currently has not issued any definitive rule or interpretation concerning whether the Offerings are subject to the M&A Rules; and we are of the opinion that M&A Rules and related regulations do not require that the Company obtain prior approval from the China Securities Regulatory Commission for the listing and trading of the ADSs on the Nasdaq Global Market. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(iii) Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(iv) Taxation. The statements set forth in the Registration Statement under the caption “Taxation—PRC Taxation” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects, and constitute our opinion to the material tax consequences of an investment in the ADSs under the PRC Laws.

(v) PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors,” “Dividend Policy”, “Related Party Transactions”, “Business”, “Corporate History and Structure”, “Regulation”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)

Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC;

(ii)

The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)

Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC;

(iv)

This opinion is issued based on our understanding of the PRC Laws. For matters not explicitly provided under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated above;

(v)

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Operating Companies and PRC government officials;

(vi)	This opinion is intended to be used in the context which is specifically referred to herein; and

(vii)

As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ CM Law Firm
CM Law Firm

Schedule I

VIE Agreements

1.	Second Amended and Restated Exclusive Technology Consulting and Services Agreement among Beijing WFOE and VIE dated September 28, 2018;

2.	Second Amended and Restated Business Operation Agreement among Beijing WFOE, VIE, Mr. Li Hua and Mrs. Li Lei dated September 28, 2018;

3.	Second Amended and Restated Shareholders’ Voting Rights Proxy Agreement among Beijing WFOE, VIE, Mr. Li Hua and Mrs. Li Lei dated September 28, 2018;

4.	Second Amended and Restated Exclusive Option Agreement among Beijing WFOE, VIE, Mr. Li Hua and Mrs. Li Lei dated September 28, 2018;

5.	Second Amended and Restated Equity Interest Pledge Agreement among Beijing WFOE, VIE and Mr. Li Hua dated September 28, 2018;

6.	Second Amended and Restated Equity Interest Pledge Agreement among Beijing WFOE, VIE and Mrs. Li Lei dated September 28, 2018;

7.	Spouse Consent Letters of respective spouse of Mr. Li Hua and Mrs. Li Lei dated September 28, 2018.